UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 11, 2022

Commission File Number:  000-29274

AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP
(Exact name of registrant as specified in its charter)

State of Minnesota	41-1789725
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

30 East 7th Street, Suite 1300 St. Paul, Minnesota 55101	(651) 227-7333
(Address of principal executive offices)	(Registrant’s telephone number)

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
NONE	NONE	NONE

Securities registered pursuant to Section 12(g) of the Act:
Limited Partnership Units
(Title of class)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
     (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
     (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).              Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 2 – Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

On May 11, 2022, the Partnership purchased an additional 46% interest in the Best Buy store in Eau Claire, Wisconsin for $3,726,000 from AEI Income & Growth Fund 26 LLC, an affiliate of the Partnership. The purchase price of the property was based upon the property’s fair market value as determined by an independent third party, commercial property appraiser. The property interest became available because AEI Income & Growth Fund 26 LLC was in the process of liquidating its property portfolio. The property is leased to Best Buy LP, Incorporated under a lease agreement with a remaining primary term of 5.7 years. The lease may be renewed by the tenant for one additional term of 5 years.  The annual rent is $240,432 for the 46% interest. The lease is a triple net lease under which the tenant is responsible for all real estate taxes, insurance, maintenance, repairs and operating expenses of the property.

The Partnership purchased the property with cash received from the sale of property.  The store was constructed in 1990 remodeled in 1997 and is a 47,372 square foot building situated on approximately 4.51 acres.  The freestanding retail store is located at 4090 Commonwealth Avenue, Eau Claire, Wisconsin.

Best Buy Stores, L.P. is a wholly owned subsidiary of Best Buy Co., Inc. (BBC), which has guaranteed the lease. BBC, headquartered near Minneapolis, Minnesota, sells consumer electronics, home-office products, entertainment software, appliances and related services through nearly 1,150 retail stores across the United States and Canada. For the fiscal year ended January 29, 2022, BBC reported a net worth of approximately $3.02 billion, revenue of $51.76 billion and net income of approximately $2.45 billion. BBC is traded on the New York Stock Exchange under the symbol BBY.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired – Because the property is leased to a single tenant on a long-term basis under a net lease that transfers substantially all of the operating costs to the tenant, we believe that financial information about the tenant is more relevant than financial statements of the property.  Financial information of the tenant is presented in the last paragraph of Item 2.01.

(b) Pro forma financial information – A limited number of pro forma adjustments are required to illustrate the effects of the above transaction on the Partnership’s balance sheet and income statement.  The following narrative description is furnished in lieu of the pro forma statements:

Assuming the Partnership had acquired the property on January 1, 2021, the Partnership’s Real Estate Held for Investment would have increased by $3,726,000 and its Current Assets (cash) would have decreased by $3,726,000.

For the year ended December 31, 2021, Income from Operations would have increased $113,041 representing an increase in rental income of $240,432 and an increase in depreciation and amortization expense of $127,391. For the three months ended March 31, 2022, Income from Operations would have increased $28,260, representing an increase in rental income of $60,108 and an increase in depreciation and amortization expense of $31,848.

The net effect of these pro forma adjustments would have caused Net Income to increase from $259,412 to $372,453 and from $1,324,895 to $1,353,155, which would have resulted in Net Income of $20.39 and $76.82 per Limited Partnership Unit outstanding for the year ended December 31, 2021 and the three months ended March 31, 2022, respectively.

(c) Shell company transactions – Not Applicable.

(d) Exhibit 10.1 – Purchase and Sale Agreement dated May 6, 2022 between the Company and AEI Income & Growth Fund XXI relating to the property at 4090 Commonwealth Avenue, Eau Claire, Wisconsin.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEI Income & Growth Fund XXI
Limited Partnership

	By:	AEI Fund Management XXI, Inc.
	Its:	Managing General Partner

Date: May 17, 2022	By:	/s/ KEITH PETERSEN
Keith E. Petersen
Chief Financial Officer